Exhibit 99.1

Spartan Energy Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing October 1, 2018

NEW YORK, September 28, 2018 -- Spartan Energy Acquisition Corp. (the “Company”) announced that, commencing October 1, 2018, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock and warrants included in the units. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “SPAQ” and “SPAQ WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “SPAQ.U.”

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC acted as joint book-running managers and Jefferies LLC, RBC Capital Markets, LLC and Tudor, Pickering, Holt & Co. Securities, Inc. acted as co-managers for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 9, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the final prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146, or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, NY 10010, Telephone: (800) 221-1037, email: newyork.prospectus@credit-suisse.com.

ABOUT SPARTAN ENERGY ACQUISITION CORP.

The Company is a special purpose acquisition entity focused on the energy industry in North America and was formed for the purpose of entering into a merger, amalgamation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Spartan Energy Acquisition Sponsor LLC, which is owned by a private investment fund managed by an affiliate of Apollo Global Management, LLC (NYSE: APO).

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Spartan Energy Acquisition Corp.

info@spartanenergyspac.com